UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Talos Energy Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

87484T108

(CUSIP Number)

Chris Mathiesen

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

(212) 993-0076

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 5, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87484T108	13D	Page 1 of 18 Pages

1	Names of Reporting Persons Riverstone Talos Energy Equityco LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 2 of 18 Pages

1	Names of Reporting Persons Riverstone Talos Energy Debtco LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 3 of 18 Pages

1	Names of Reporting Persons ILX Holdings II, LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 4 of 18 Pages

1	Names of Reporting Persons Riverstone V Castex 2014 Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 5 of 18 Pages

1	Names of Reporting Persons Riverstone V Talos Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 6 of 18 Pages

1	Names of Reporting Persons Riverstone Global Energy and Power Fund V (FT), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 7 of 18 Pages

1	Names of Reporting Persons Riverstone Energy Partners V, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 8 of 18 Pages

1	Names of Reporting Persons Riverstone Energy GP V, LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 9 of 18 Pages

1	Names of Reporting Persons Riverstone Energy GP V Corp.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person CO

CUSIP No. 87484T108	13D	Page 10 of 18 Pages

1	Names of Reporting Persons Riverstone Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 11 of 18 Pages

1	Names of Reporting Persons Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 12 of 18 Pages

1	Names of Reporting Persons Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 13 of 18 Pages

1	Names of Reporting Persons David M. Leuschen
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person IN

CUSIP No. 87484T108	13D	Page 14 of 18 Pages

1	Names of Reporting Persons Pierre F. Lapeyre, Jr.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person IN

CUSIP No. 87484T108	13D	Page 15 of 18 Pages

EXPLANATORY NOTE

This Amendment No. 7 to Schedule 13D amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on May 21, 2018 (as amended, the “Schedule 13D”), relating to the common stock, par value $0.01 per share (the “Common Stock”) of Talos Energy Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 5.          Interest in Securities of the Issuer.

Item 5 of this Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b) This Amendment No. 7 is being filed on behalf of the Reporting Persons to report that, as of July 5, 2023, the Reporting Persons do not beneficially own any shares of Common Stock.

(c)             On July 5, 2023, the Reporting Persons disposed of all 12,291,914 shares of Common Stock beneficially owned by them at a price of $13.40 per share in a trade directly with a broker.

(d)             None.

(e)             As of July 5, 2023, the Reporting Persons ceased to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

CUSIP No. 87484T108	13D	Page 16 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 7, 2023

Riverstone Talos Energy Equityco LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Talos Energy Debtco LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

ILX Holdings II, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone V Castex 2014 Holdings, L.P.
By: Riverstone Global Energy and Power Fund V (FT), L.P., its general partner
By: Riverstone Energy Partners V, L.P., its general partner
By: Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone V Talos Holdings, L.P.
By: Riverstone Energy Partners V, L.P., its general partner
By: Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

CUSIP No. 87484T108	13D	Page 17 of 18 Pages

Riverstone Global Energy and Power Fund V (FT), L.P.
By: Riverstone Energy Partners V, L.P., its general partner
By: Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy Partners V, L.P.
By: Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP V, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP V Corp.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Riverstone/Gower Mgmt Co. Holdings, L.P.
By: Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

CUSIP No. 87484T108	13D	Page 18 of 18 Pages

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

By:	/s/ David M. Leuschen
Name:	David M. Leuschen

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.